Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FOURTH QUARTER OPERATING INCOME OF $159 MILLION, OR $1.41 PER DILUTED COMMON SHARE

For the fourth quarter of 2013 the company reports:

•	Annualized return on average common equity of 13.3%

•	Annualized operating return on average common equity of 12.3%

•	Growth in diluted book value per common share of 3% to $45.80

Pembroke, Bermuda, February 4, 2014 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported a net income available to common shareholders for the fourth quarter of 2013 of $172 million, or $1.52 per diluted common share, compared with a net loss of $19 million, or $0.16 per diluted common share, for the fourth quarter of 2012. Net income available to common shareholders for the full year 2013 was $684 million, or $5.93 per diluted common share, compared with $495 million, or $4.00 per diluted common share, for 2012.

Our operating income1 for the fourth quarter of 2013 was $159 million, or $1.41 per diluted common share, compared with an operating loss of $28 million, or $0.23 per diluted common share, for the fourth quarter of 2012. For the full year 2013, AXIS Capital reported operating income of $633 million, or $5.49 per diluted common share, compared with operating income of $422 million, or $3.41 per diluted common share, for 2012.

1 Operating income (loss) and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income (loss) to net income (loss) available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights2

•	Gross premiums written increased 13% to $4.7 billion, with growth of $308 million, or 17% in our reinsurance segment and $250 million, or 11%, in our insurance segment;

•	Net premiums written increased 18% to $3.9 billion and net premiums earned increased 9% to $3.7 billion;

•
Combined ratio of 91.0% (including 5.3 points related to 2013 natural catastrophe and weather-related losses), compared with 96.2% (including 12.7 points related to 2012 natural catastrophe and weather-related events);

•	Net favorable prior year reserve development of $219 million (benefiting the combined ratio by 5.9 points), compared to $245 million (benefiting the combined ratio by 7.1 points);

•	Net investment income increased 7% to $409 million;

•	Pre-tax total return on cash and investments of 1.6%, compared to 5.4%;

•	Net income available to common shareholders of $684 million and return on average common equity of 13.1%, compared to $495 million and 9.7%;

•
Operating income of $633 million, representing an operating return on average common equity of 12.1%, compared to operating income of $422 million, representing an operating return on average common equity of 8.2%;

•	Net cash flows from operations of $1.1 billion, comparable to $1.1 billion in 2012;

•	Share repurchases total of $472 million for the year;

•	Diluted book value per common share of $45.80, a 7% increase from December 31, 2012; and

•	Growth in diluted book value per share, adjusted for dividends declared during the year, of $3.85 per common share.

Fourth Quarter Highlights2

•	Gross premiums written increased 10% to $826 million;

•	Net premiums written increased 25% to $648 million and net premiums earned increased 10% to $942 million;

•	No significant natural catastrophe or weather-related losses;

•	Net favorable prior year reserve development of $43 million (benefiting the combined ratio by 4.6 points) compared to $65 million (benefiting the combined ratio by 7.5 points);

•	Net investment income increased 31% to $114 million;

•	Net cash flows from operations of $184 million, compared to $233 million;

•
Share repurchases totaled $113 million in the quarter. During the quarter, we announced that effective January 1, 2014, the share repurchase authorization program was increased to $750 million of the Company's common shares effective through December 31, 2015; and

•	Quarterly common share dividend declared increased 8% to $0.27 per share.

2All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the fourth quarter 2013 financial results, Albert Benchimol, President and CEO of AXIS Capital said "AXIS had a good fourth quarter and a good year.  Financially, it was a year of solid progress. Despite mixed markets, we increased our net written premiums by 18% for the year while delivering an operating ROE of 12.1%. Notwithstanding a difficult interest rate environment, we grew diluted book value per share 7% for the year.  We rewarded investors by again returning effectively all of our operating profits through dividends and buybacks, and we raised our dividend for the ninth consecutive year.  With total assets of $20 billion and total capital of $6.8 billion, we have never been stronger.
"2013 was also a year of gratifying achievement in numerous entrepreneurial initiatives. Among our milestone accomplishments this year was our establishment of a presence at Lloyd’s.  We reentered the retail primary casualty markets and wholesale small-account excess casualty in the U.S. We expanded existing specialties - such as our highly successful professional, energy and marine lines - into new geographies, notably Asia and Australia.   We continued to build AXIS Accident & Health from a start-up into a meaningful participant in the niche markets of travel, accident and specialty health. Within AXIS Re, we established a weather and commodities operation and a third party capital management business. Meanwhile, our expansion in the agriculture sector quickly proved its worth in 2013.
"Our efforts to deliver diversifying growth and increase the balance in our existing businesses are directly tied to our goal of reducing portfolio volatility and enhancing risk adjusted profitability. This is reflected in our combined ratio of 91% for the year despite a high incidence of claims in our property and U.S. D&O books within our insurance segment.  While there is still much work to do, I am confident our focus on portfolio optimization will ultimately deliver even stronger performance.
"Much has been made of the inflection point in pricing and increased competition in reinsurance. However, this remains a business of relationships and risk selection, and AXIS remains well-positioned to access, write and retain profitable business.  We are pleased with the established specialties we have in both our insurance and reinsurance businesses.  With these and the associated flexibility afforded us, we expect to continue to improve returns in 2014 as we make further progress in our various strategic initiatives."
Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $607 million in the quarter, up 5% from the fourth quarter of 2012. Growth was largely associated with the continued expansion of our accident & health business and new initiatives in our professional lines business outside the U.S. In addition, new business and improvements in the U.S. excess and surplus umbrella market benefited our liability line.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the full year, gross premiums written were $2.6 billion, with the 11% annual growth primarily attributable to the lines of business that also drove the quarterly growth, with the accident & health business contributing 43% of the year-on-year increase.

Net premiums written were up 24% for the fourth quarter and 19% for the year. Growth rates exceed those for gross premiums written due to reductions in premiums ceded for certain lines of business and growth in the accident & health line, where we do not buy significant reinsurance. Net premiums earned increased 18% and 11%, for the quarter and the year, respectively. The growth in gross premiums written, most notably in our accident & health line of business, and the reductions in premiums ceded drove the increases.

Our insurance segment reported underwriting income of $11 million for the current quarter, compared to an underwriting loss of $46 million for the fourth quarter of 2012. The current quarter’s underwriting results reflected a combined ratio of 97.8%, compared with 112.2% in the prior year quarter. The segment’s current accident year loss ratio decreased from 88.9% in the fourth quarter of 2012 to 64.3% this quarter, driven primarily by the impact of natural catastrophe and weather-related losses. Current quarter's results reflect a benign quarter for natural catastrophe and weather-related losses. Comparatively the fourth quarter of 2012 result includes aggregate pre-tax net losses (inclusive of premiums to reinstate reinsurance protection) of $165 million, or 41.5 points, primarily reflecting losses related to Storm Sandy. Excluding the impact of these losses, the fourth quarter current accident year loss ratio increased from 47.4% in 2012 to 65.2% in 2013, driven by a number of factors. Most notable were the impact of an increase in property and professional lines loss experience, associated strengthening of the professional lines' current year loss ratio and, to a lesser extent, a change in the business mix. The strengthening in our professional lines was largely driven by the loss experience in our D&O business written in the United States.

Net favorable prior year reserve development was $4 million, or 0.9 points, this quarter compared with $40 million, or 10.5 points, in the fourth quarter of 2012. Current quarter reflects favorable claims development across most lines of business offset by adverse claims development on the U.S. D&O business following fourth quarter loss experience and an associated strengthening of the underlying loss ratios for the 2011 and 2012 accident years.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The increase in the segment's acquisition cost ratio for the quarter was driven by the impact of the aforementioned reductions in premiums ceded during 2013 and the impact of reinstatement premium commissions received following Storm Sandy in 2012. The increase in fourth quarter general and administrative expenses reflects the continued build-out of the segment's global platform over the past year.

For the full year, underwriting income was $85 million compared with $65 million in 2012. Growth in net premiums earned and a reduction in natural catastrophe and weather-related loss events more than offset the decrease in favorable prior year reserve development and the increase in the current accident year loss ratio.

Reinsurance Segment

For the fourth quarter, which is generally not a significant premium renewal period for our reinsurance segment, we reported gross premiums written of $219 million in 2013, compared to $172 million written in the corresponding quarter of 2012. The increase was driven by new business in professional lines. For the full year, our reinsurance segment reported gross premiums written of $2.1 billion, an increase of 17% from $1.8 billion written during 2012. Growth was evident across almost all lines of business, with the agriculture initiative contributing 37% of our total $308 million increase. Strong growth was also noted in the professional and property lines reflecting new business opportunities.

Underwriting income in our reinsurance segment was $84 million in the fourth quarter of 2013 compared to a loss of $28 million in the fourth quarter of 2012. The current accident year loss ratios were 62.0% and 84.4% in the fourth quarter of 2013 and 2012, respectively. The improvement in the loss ratio is primarily driven by the levels of natural catastrophe and weather-related losses with no significant catastrophe or weather loss events incurred during the fourth quarter of 2013. In contrast, the comparative quarter's loss ratio includes aggregate pre-tax net catastrophe and weather losses (net of reinstatement premiums) of $138 million, or 30.3 points, primarily driven by losses related to Storm Sandy. Exclusive of these amounts, the primary drivers of the increase in the fourth quarter current accident year loss ratio from 54.1% in 2012 to 62.1% in 2013, were an increase in losses incurred in the agriculture and property lines and, to a lesser extent, changes in the business mix.

Net favorable prior period reserve development was $39 million, or 7.9 points, this quarter compared with $24 million, or 5.2 points, in the fourth quarter of 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the full year, our reinsurance segment reported underwriting income of $343 million, compared to $198 million for 2012. The significant decrease in the level of natural catastrophe and weather-related activity was the primary driver of this variance. Additionally, an increase in the favorable prior year loss reserve development as well as growth in the levels of business written also contributed.

Investments

Net investment income of $114 million for the quarter represented a $27 million increase from the fourth quarter of 2012 and a $10 million increase from the third quarter of 2013, with the variances primarily driven by the market value of our alternative investments ("other investments"). These investments generated $41 million of income in the fourth quarter of 2013, compared to income of $32 million and $15 million in the third quarter of 2013 and fourth quarter of 2012, respectively.

For the full year, net investment income increased by $28 million, or 7%, in 2013. A $41 million increase in income from our other investments more than offset an $11 million reduction from fixed maturities due to lower reinvestment yields, notwithstanding higher investment balances.

Net realized investment gains for the quarter were $20 million, compared to $5 million of net realized investment losses in the third quarter of 2013 and $32 million of net realized investment gains in the fourth quarter of 2012.

Capitalization / Shareholders’ Equity

Our total capital3 at December 31, 2013 was $6.8 billion, including $1.0 billion of long-term debt and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2012.

Diluted book value per common share, calculated on a treasury stock basis, increased by 3% to $45.80 in the fourth quarter, primarily driven by our operating income. On a year-to-date basis, diluted book value per common share increased by $2.83, or 7%, driven by operating income, which was offset by the decline in the fair value of our available-for-sale fixed maturity portfolio, following an upward shift in sovereign yield curves, and common share dividends.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

During the quarter we repurchased 2.3 million common shares at an average price of $48.43 per share, for a total cost of $113 million. For the year, our share repurchases totaled 10.8 million common shares, which represents 9% of our shares outstanding at the beginning of the year, at an average price of $43.61 per share for a total cost of $472 million. As of February 4, 2014 we had $750 million of remaining authorization for common share repurchases through December 31, 2015.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, February 5, 2014 at 9:00 AM (Eastern) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 7-9-5-6-5-5-2. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-3-9-1-4-1. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2013 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity attributable to AXIS Capital at December 31, 2013 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 (UNAUDITED) AND DECEMBER 31, 2012

	2013	2012

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,986,327	$11,928,049
Equity securities, available for sale, at fair value	701,987	666,548
Other investments, at fair value	1,045,810	843,437
Short-term investments, at fair value and amortized cost	46,212	108,860
Total investments	13,780,336	13,546,894
Cash and cash equivalents	923,326	759,817
Restricted cash and cash equivalents	64,550	90,733
Accrued interest receivable	97,132	97,220
Insurance and reinsurance premium balances receivable	1,688,957	1,474,821
Reinsurance recoverable on unpaid and paid losses	1,929,988	1,863,819
Deferred acquisition costs	456,122	389,248
Prepaid reinsurance premiums	330,261	315,676
Receivable for investments sold	1,199	1,254
Goodwill and intangible assets	89,528	97,493
Other assets	273,385	215,369
Total assets	$19,634,784	$18,852,344

Liabilities
Reserve for losses and loss expenses	$9,582,140	$9,058,731
Unearned premiums	2,683,849	2,454,692
Insurance and reinsurance balances payable	234,412	270,739
Senior notes	995,855	995,245
Payable for investments purchased	21,744	64,553
Other liabilities	248,822	228,623
Total liabilities	13,766,822	13,072,583

Shareholders' equity
Preferred shares - Series A, B, C and D	627,843	502,843
Common shares	2,174	2,146
Additional paid-in capital	2,240,125	2,179,034
Accumulated other comprehensive income	117,825	362,622
Retained earnings	5,062,706	4,497,789
Treasury shares, at cost	(2,232,711)	(1,764,673)
Total shareholders' equity attributable to AXIS Capital	5,817,962	5,779,761
Noncontrolling Interests	50,000	—
Total shareholders' equity	5,867,962	5,779,761
Total liabilities and shareholders' equity	$19,634,784	$18,852,344

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2013 AND 2012

	Three months ended		Years ended
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$941,911	$856,049	$3,707,065	$3,415,463
Net investment income	113,863	86,847	409,312	380,957
Net realized investment gains	19,558	31,771	75,564	127,469
Other insurance related income	2,668	791	4,424	2,676
Total revenues	1,078,000	975,458	4,196,365	3,926,565

Expenses
Net losses and loss expenses	551,360	675,047	2,134,195	2,096,028
Acquisition costs	175,299	144,063	664,191	627,653
General and administrative expenses	144,183	141,386	575,390	560,981
Foreign exchange losses	14,484	21,300	26,143	29,512
Interest expense and financing costs	15,625	15,498	61,979	61,863
Total expenses	900,951	997,294	3,461,898	3,376,037

Income (loss) before income taxes	177,049	(21,836)	734,467	550,528
Income tax expense (benefit)	(4,497)	(12,026)	7,002	3,287
Net income (loss)	181,546	(9,810)	727,465	547,241
Preferred shares dividends	10,022	8,741	40,474	38,228
Loss on repurchase of preferred shares	—	—	3,081	14,009
Net income (loss) available to common shareholders	$171,524	$(18,551)	$683,910	$495,004

Per share data
Net income (loss) per common share:
Basic net income (loss)	$1.55	$(0.16)	$6.02	$4.05
Diluted net income (loss)	$1.52	$(0.16)	$5.93	$4.00
Weighted average number of common shares outstanding - basic	110,757	117,918	113,636	122,148
Weighted average number of common shares outstanding - diluted	112,702	117,918	115,328	123,654
Cash dividends declared per common share	$0.27	$0.25	$1.02	$0.97

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE QUARTERS ENDED DECEMBER 31, 2013 (UNAUDITED) AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$606,591	$219,366	$825,957	$580,116	$172,298	$752,414
Net premiums written	427,647	220,318	647,965	345,802	172,294	518,096
Net premiums earned	450,465	491,446	941,911	382,885	473,164	856,049
Other insurance related income	681	1,987	2,668	791	—	791
Net losses and loss expenses	(285,634)	(265,726)	(551,360)	(300,094)	(374,953)	(675,047)
Acquisition costs	(65,266)	(110,033)	(175,299)	(48,024)	(96,039)	(144,063)
Underwriting-related general and
administrative expenses[4]	(89,722)	(34,039)	(123,761)	(81,591)	(30,430)	(112,021)
Underwriting income (loss)[4]	$10,524	$83,635	94,159	$(46,033)	$(28,258)	(74,291)

Corporate expenses			(20,422)			(29,365)
Net investment income			113,863			86,847
Net realized investment gains			19,558			31,771
Foreign exchange losses			(14,484)			(21,300)
Interest expense and financing costs			(15,625)			(15,498)
Income (loss) before income taxes			$177,049			$(21,836)

Net loss and loss expense ratio	63.4%	54.1%	58.5%	78.4%	79.2%	78.9%
Acquisition cost ratio	14.5%	22.4%	18.6%	12.5%	20.3%	16.8%
General and administrative
expense ratio	19.9%	6.9%	15.4%	21.3%	6.5%	16.5%
Combined ratio	97.8%	83.4%	92.5%	112.2%	106.0%	112.2%

4Underwriting-related general and administrative expenses and consolidated underwriting income (loss) are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income (loss) before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2013 (UNAUDITED) AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,559,138	$2,137,903	$4,697,041	$2,309,481	$1,830,162	$4,139,643
Net premiums written	1,813,538	2,114,662	3,928,200	1,522,245	1,815,211	3,337,456
Net premiums earned	1,722,762	1,984,303	3,707,065	1,558,058	1,857,405	3,415,463
Other insurance related income	2,436	1,988	4,424	2,676	—	2,676
Net losses and loss expenses	(1,050,402)	(1,083,793)	(2,134,195)	(953,564)	(1,142,464)	(2,096,028)
Acquisition costs	(242,363)	(421,828)	(664,191)	(226,859)	(400,794)	(627,653)
Underwriting-related general and
administrative expenses	(347,684)	(137,450)	(485,134)	(314,834)	(116,487)	(431,321)
Underwriting income	$84,749	$343,220	427,969	$65,477	$197,660	263,137

Corporate expenses			(90,256)			(129,660)
Net investment income			409,312			380,957
Net realized investment gains			75,564			127,469
Foreign exchange losses			(26,143)			(29,512)
Interest expense and financing costs			(61,979)			(61,863)
Income before income taxes			$734,467			$550,528

Net loss and loss expense ratio	61.0%	54.6%	57.6%	61.2%	61.5%	61.4%
Acquisition cost ratio	14.1%	21.3%	17.9%	14.6%	21.6%	18.4%
General and administrative
expense ratio	20.1%	6.9%	15.5%	20.2%	6.3%	16.4%
Combined ratio	95.2%	82.8%	91.0%	96.0%	89.4%	96.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME (LOSS), OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2013 AND 2012

	Three months ended		Years ended
	2013	2012	2013	2012

	(in thousands, except per share amounts)

Net income (loss) available to common shareholders	$171,524	$(18,551)	$683,910	$495,004
Net realized investment gains, net of tax(1)	(26,295)	(29,550)	(77,603)	(115,854)
Foreign exchange losses, net of tax(2)	13,627	20,416	23,684	28,364
Loss on repurchase of preferred shares, net of tax(3)	—	—	3,081	14,009
Operating income (loss)	$158,856	$(27,685)	$633,072	$421,523

Earnings (loss) per common share - diluted	$1.52	$(0.16)	$5.93	$4.00
Net realized investment gains, net of tax	(0.23)	(0.25)	(0.68)	(0.94)
Foreign exchange losses, net of tax	0.12	0.18	0.21	0.24
Loss on repurchase of preferred shares, net of tax	—	—	0.03	0.11
Operating income (loss) per common share - diluted	$1.41	$(0.23)	$5.49	$3.41

Weighted average common shares and common share
equivalents - diluted	112,702	117,918	115,328	123,654

Average common shareholders' equity	$5,175,053	$5,315,172	$5,233,519	$5,110,449

Annualized return on average common equity	13.3%	(1.4)%	13.1%	9.7%

Annualized operating return on average common equity	12.3%	(2.1)%	12.1%	8.2%

(1)
Tax cost (benefit) of ($6,737) and $2,221 for the quarters ended December 31, 2013 and 2012, respectively, and ($2,039) and $11,615 for 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax benefit of $857 and $884 for the quarters ended December 31, 2013 and 2012, respectively, and $2,459 and $1,148 for 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $144,183 and $141,386 for the quarters ended December 31, 2013 and 2012, respectively, and $575,390 and $560,981 for 2013 and 2012, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income (loss), consolidated underwriting income (loss) and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. We also present diluted operating earnings (loss) per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income (loss) measure. Reconciliations of operating income (loss), diluted operating earnings (loss) per share and operating ROACE to the nearest GAAP financial measures (based on net income (loss) available to common shareholders) are included above.

Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income (loss) to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)” (in total and on a per share basis), “annualized operating return on average common equity” (which is based on the “operating income (loss)” measure) and "consolidated underwriting income (loss)", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income (Loss)

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income (loss). Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income (loss) for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income (loss).

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com